Exhibit 99.1

                   Vignette Appoints Henry DeNero to Board of
              Directors; Board Adds Experienced Executive and CFO

    AUSTIN, Texas--(BUSINESS WIRE)--Jan. 25, 2005--Vignette Corp. (Nasdaq:VIGN) today announced that Henry T. DeNero has been appointed to the Vignette Board of Directors. An independent management consultant, DeNero currently serves on the boards of Western Digital Corp., Banta Corporation, THQ Inc., and Digital Insight Corporation.
    "Henry brings to Vignette diverse corporate, business strategy and governance experience," said Thomas E. Hogan, president and chief executive officer of Vignette. "We look forward to the benefit of his experience on our board."
    DeNero was formerly executive vice president of First Data Corporation, a computer services company focusing on financial and transaction processing markets, and vice chairman and chief financial officer of Dayton Hudson Corporation (now Target Corporation). His experience also includes tenure as chairman and chief executive officer of HomeSpace Inc., an Internet company in the real estate and mortgage services business that was sold to LendingTree Inc. Prior to joining Dayton Hudson in 1992, DeNero was a senior partner with the management consulting firm McKinsey & Company. He is currently an independent management consultant, in addition to serving on the boards of several public companies.
    DeNero becomes the sixth independent member of the eight-member Vignette Board of Directors, joining Kathleen Earley, former senior vice president and chief marketing officer at AT&T; Joseph M. Grant, chairman, Texas Capital Bancshares; Jeffrey S. Hawn, operating partner, JMI Inc.; Michael Lambert, board chairman and former senior vice president of the Enterprise Systems Group at Dell; Jan H. Lindelow, former vice president, IBM, and former chairman and CEO, Tivoli Systems; Thomas E. Hogan, president and CEO of Vignette; and Greg Peters, president and CEO of Zilliant.

    About Vignette Corp.

    Vignette's software and expertise help organizations harness the power of information and the Web for measurable improvements in business efficiency. As the efficiency experts, Vignette (Nasdaq:VIGN) helps organizations increase productivity, reduce costs, improve user experiences and manage risk. Vignette's intranet, extranet and Internet solutions incorporate portal, integration, enterprise content management and collaboration capabilities that can rapidly deliver unique advantages through an open, scalable and adaptable architecture that integrates with legacy systems. Vignette is headquartered in Austin, Texas, with local operations worldwide. Visit http://www.vignette.com to see how Vignette customers achieve measurable improvements in business efficiency and to find out why more companies prefer Vignette.

    FORWARD-LOOKING STATEMENTS

    This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are based upon information available to Vignette as of the date hereof, and Vignette assumes no obligation to update any such forward-looking statement.

    Vignette, the V Logo, e:fficiency, and e:fficiency experts are trademarks or registered trademarks of Vignette Corp. in the United States and other countries.

    NOTE TO EDITORS: In the terms "e:fficiency" and "e:fficiency experts," the "f's" are italicized. The font was changed for transmission purposes only.

    All other names are the trademarks or registered trademarks of their respective companies.


    CONTACT: Vignette Corp., Austin
             Alison Raffalovich, 512-741-1214
             alison.raffalovich@vignette.com
              or
             Waggener Edstrom for Vignette
             Lindsey Tishgart, 512-527-7022
             lindseyt@wagged.com